Exhibit 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
June 4, 2008
D.R. HORTON, INC., AMERICA’S BUILDER, ANNOUNCES RECEIPT OF REQUISITE CONSENTS AND REVOCATION DEADLINE WITH RESPECT TO ITS 9.75 PERCENT SENIOR SUBORDINATED NOTES DUE 2010
     FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, in connection with its previously announced offer to exchange any and all of its outstanding 9.75% Senior Subordinated Notes due 2010 (the “Existing Notes”) for newly issued 9.75% Senior Notes due 2010 (the “New Notes”) and related solicitation of consents to an amendment to the indenture governing the Existing Notes that would eliminate many of the restrictive covenants applicable to the Existing Notes, today announced that it has received tenders and consents in a sufficient number to approve the amendment to the indenture governing the Existing Notes.
     The supplemental indenture incorporating the amendment, as described in the Company’s Offering Memorandum and Consent Solicitation Statement dated May 21, 2008, has been executed by the Company, the guarantors of the Existing Notes and the trustee for the Existing Notes, but the amendment will not become operative unless the exchange offer is consummated in accordance with its terms and conditions.
     This press release constitutes the announcement of the “Revocation Deadline” as described in the Offering Memorandum and Consent Solicitation Statement. Holders of the Existing Notes who have validly tendered their Existing Notes as of this time are no longer permitted to withdraw their notes and revoke the related consents. In addition, holders who tender Existing Notes between now and 5:00 p.m., New York City time, on June 19, 2008, the expiration time for the exchange offer, unless extended, will not be permitted to withdraw their notes. Holders who tender Existing Notes after the expiration of the consent solicitation and prior to 5:00 p.m., New York City time, on June 19, 2008, the expiration time for the exchange offer, unless extended, will be entitled to receive only New Notes on consummation of the exchange offer.
     Full details of the terms and conditions of the exchange offer and the consent solicitation are included in the Offering Memorandum and Consent Solicitation Statement and the related Letter of Transmittal and Consent, copies of which are available from MacKenzie Partners, Inc., the Exchange Agent and Information Agent in connection with the exchange offer and consent solicitation. MacKenzie Partners, Inc. can be reached toll free at (800) 322-2885.
     The exchange offer is being made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. This press release is not an offer to exchange any Existing Notes for New Notes, a solicitation of an offer to exchange any Existing Notes for New Notes, a solicitation of consents with respect to the Existing Notes, an offer to sell any New Notes or the solicitation of an offer to buy any New Notes. Tenders of Existing Notes and delivery of related consents may only be made pursuant to Offering Memorandum and Consent Solicitation Statement and related Letter of Transmittal and Consent, which the Company has sent to holders of the Existing Notes.
     D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 41,000 homes in its fiscal year ended September 30, 2007.  Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 82 markets in 27 states in the Northeast, Midwest, Southeast, South Central, Southwest, California and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
WEBSITE ADDRESS: www.drhorton.com

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